PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-96061
(To Prospectus March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Internet Architecture HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Internet Architecture HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
3Com Corporation	COMS	3.0000	NASDAQ
Adaptec, Inc.	ADPT	1.0000	NASDAQ
Apple Inc.	AAPL	4.0000	NASDAQ
Brocade Communications Systems, Inc.	BRCD	0.4417	NASDAQ
Ciena Corporation	CIEN	0.2857	NASDAQ
Cisco Systems, Inc.	CSCO	26.0000	NASDAQ
Dell Inc.	DELL	19.0000	NASDAQ
EMC Corporation	EMC	16.0000	NYSE
Extreme Networks, Inc.	EXTR	2.0000	NASDAQ
Hewlett-Packard Company	HPQ	22.2225	NYSE
International Business Machines Corporation	IBM	13.0000	NYSE
Juniper Networks, Inc.	JNPR	2.0000	NASDAQ
NetApp, Inc.	NTAP	2.0000	NASDAQ
Sycamore Networks, Inc.	SCMR	2.0000	NASDAQ
Symantec Corporation	SYMC	1.0039	NASDAQ
Unisys Corporation	UIS	2.0000	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is February 2, 2010

1   On January 27, 2010, the merger of Sun Microsystems Inc. and Oracle Corporation became effective.  As a result, Sun Microsystems Inc. will no longer be an underlying constituent of the Internet Architecture HOLDRS Trust.  In connection with the merger, Sun Microsystems Inc. shareholders will receive $9.50 in cash for each share of Sun Microsystems Inc.  The Bank of New York Mellon will receive $59.375 for the 6.25 shares of Sun Microsystems Inc. per 100 shares round-lot of Internet Architecture HOLDRS.